Exhibit 99.1

AITX’s Subsidiary RAD Announces the Successful Deployment of 10 ROSA Devices at an East Coast University

Detroit, Michigan, October 24, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced the successful deployment of 10 ROSA™ devices at an East Coast university.

The original order for these 10 ROSA security robots was announced on July 26, 2023 via a press release.

In a continuation of this partnership, the university is in the process of finalizing paperwork for an additional five ROSA units. Beyond standard security measures, the institution had shown interest in incorporating RAD’s RAD Light My Way™ application, if implemented, would further enhance the deployed ROSA’s existing trespassing, loitering detection and firearm detection capabilities.

Steve Reinharz, CEO of AITX and RAD, stated, “Our collaboration with this university represents an important step for RAD. The adoption of our technology by such prestigious institutions highlights its practicality and relevance in addressing today’s campus security concerns.”

Mark Folmer, CPP, PSP, FSyI, President of RAD, added, “Safety on campuses has been a long-standing concern, and it’s encouraging to see institutions explore new solutions. We believe RAD’s offerings can make a tangible difference, and we hope to see more universities take a similar approach in the future.”

The Company noted that Scotland Hospital, also a RAD client, has reported a positive experience with RAD’s security solutions, further indicating the practical utility, and affordability of these devices in diverse settings.

Reinharz concluded, “The feedback from Scotland Hospital and our ongoing work with the East Coast university are constructive indicators of RAD’s potential in the security and property management sectors.”

ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. Like other RAD solutions, it only requires power as it includes all necessary communications hardware. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s dual high-resolution, full-color, always-on cameras. RAD has published four Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at multi-family communities, car rental locations and construction sites across the country.

RAD Light My Way has been the recipient of two Secure Campus 2022 Awards from Campus Security & Life Safety Magazine. In October 2021 RAD Light My Way along with RAD’s ROSA won CBRE’s 2021 Best Workplace Experience Solution Award.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz